Exhibit 99.1

For Immediate Release
Triangle Petroleum Announces Results for the
Second Quarter of Fiscal 2008

Calgary, Alberta - September 14, 2007 - Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) today reported financial and operational results for its second fiscal quarter ended July 31, 2007.

Financial Summary

The Company incurred a net loss of $6.9 million, or ($0.21) per diluted share, for the second quarter of fiscal 2008 compared to a net loss of $4.6 million, or ($0.23) per diluted share, for the second quarter of fiscal 2007. The loss for this current quarter includes a $3.9 million charge for an impairment of oil and gas properties, which relates entirely to Triangle’s expenditures in the Fort Worth Basin Texas - Barnett shale (“Barnett”) project and from the Western Canada - Alberta Deep Basin (“Deep Basin”) project. Revenue for the second quarter of fiscal 2008 totaled $0.1 million which was derived from production from wells in the Company’s Barnett and Deep Basin projects. Triangle is an exploration stage company and reported no revenue in the second quarter of fiscal 2007.

For the first six months of fiscal 2008, the Company incurred a net loss of $10.9 million, or ($0.30) per diluted share compared with a net loss of $9.2 million, or ($0.47) per diluted share for the same six month period in fiscal 2007. Revenue for the six months ended July 31, 2007 totaled $0.2 million; the Company had no revenue in the same six month period ending July 31, 2006. Triangle reported net cash used in operating activities of $1.3 million in the first six months of fiscal 2008 compared with $1.7 million in the same period a year ago.

In order to focus on its three core project areas, Triangle sold its 27% interest in 12,100 gross undeveloped acres in northeast Hill County of Texas for gross proceeds of $1.0 million in July 2007. The Company had incurred land and geological and geophysical costs of $1.9 million related to this prospect area in its Barnett project; the sale of its interest resulted in impairment costs of $0.9 million. In addition, a ceiling test was performed on all producing wells in the Barnett and Deep Basin projects. This resulted in an additional $3.0 million impairment charge during the second quarter. Excluding the impairment charge, overall expenses were lower due to decreased stock compensation expense, and lower interest expense and decreased charges associated with the accretion of discount on Triangle’s June 14, 2005 convertible debenture that was fully converted during the quarter.

At July 31, 2007, cash and cash equivalents totaled $17.3 million and working capital was $12.3 million. The Company invested $6.5 million in its capital expenditure program for the first six months of fiscal 2008. These funds were invested primarily in Triangle’s share of costs relating to the first vertical well in its Fayetteville shale project along with acquiring additional land and 3-D seismic data in that area, and remaining capital commitments for the Deep Basin natural gas wells drilled in Alberta earlier this year.

Mark G. Gustafson, Triangle’s Chairman, President and CEO, commented, “We spent the first two quarters of this fiscal year establishing the financial base needed for us to pursue our exploratory drilling program. With our strong working capital position and improved balance sheet in place, we have already begun to move forward aggressively with our drilling programs.”

Operations Summary

During the second quarter, Triangle announced that for the balance of fiscal 2008, it would focus on three core project areas, which includes its Canadian shale gas, Fayetteville shale gas and Rocky Mountain projects. The remaining two project areas, the Barnett and Deep Basin projects, have been designated non-core due to existing market conditions related to land acquisition, drilling and completions costs.

In its Eastern Canadian shale projects, Triangle spudded the first of two vertical exploratory wells on the Company’s recently acquired Windsor Basin Block (“Windsor Block”), a 516,000 gross acre land position in Nova Scotia. Both wells will be drilled to approximately 4,500 to 5,000 feet and should be complete by mid-October. Extensive coring and logging operations will be performed during the drilling of the wells. The locations of these wells were based upon extensive in-house seismic mapping and analysis of the entire area along with analysis of data from a conventional well drilled in the area in 1975 that indicated over 600 feet of shale thickness. The Company will develop a fracture stimulation program for the two new wells. Completion and flow testing of the wells is anticipated to occur in this year’s fourth quarter. Triangle will earn a 70% working interest in the Windsor Block upon completion of the first well.

In addition to drilling of the two wells, the Company is planning to initiate a 25 square mile 3-D and 30 mile 2-D seismic program over a portion of the Windsor Block. The program is currently in the permitting and field logistics phase and is expected to be acquired this fall with processing of the data scheduled for this winter. Triangle currently expects to invest approximately $9 million in the Windsor Basin exploratory program, its first operated shale gas initiative. The Company also has a farm-in agreement covering 68,000 gross acres in another Canadian shale gas project that is located in New Brunswick. Triangle will also earn a 70% working interest in this project once a test well has been drilled there in 2008.

In its Fayetteville shale gas project, Triangle continued pursuing its exploration program on its acreage in Conway County in Arkansas. The first vertical test well drilled in the Company’s 50% joint venture with its Houston-based operating partner reached its targeted depth of 8,300 feet in April. Drill cuttings and other samples have been taken from the well and a 12 mile 3-D seismic survey has been interpreted. The integration of this technical information will be utilized to finalize a potential horizontal drilling program in the area.

In its third core project area, located in the U.S. Rocky Mountains, Triangle has a 25% working interest in an exploration program with a Denver-based operator that currently includes two projects and encompasses approximately 55,000 gross acres. The next well in this program will be located in Wyoming and is expected to begin drilling this month. A second well, located in Montana, is expected to spud in early to mid 2008.

As mentioned previously in this release, in the Barnett shale project, Triangle recently sold its 27% interest in 12,100 gross undeveloped acres in northeast Hill County of Texas for gross proceeds of $1.0 million. The Company retained its interest in eight wells in this non-core project area that are in various stages of production and completion. No new project work is planned for this area during the balance of fiscal 2008.

In its Deep Basin program, Triangle’s other non-core project area, the Company is currently receiving production from a well drilled in the Wapiti Area in which it owns a 34% working interest. A second well, drilled in the Kakwa Area of Northwestern Alberta, evaluated four gas-bearing zones. The well has been tested at a facility restricted rate of 3.6 million cubic feet per day; however, due to restricted plant capacity, this well is not expected to commence full production until the fourth quarter of calendar 2007. Triangle paid 20% of the well costs for an 18% working interest in this well. No new project work is planned for the Deep Basin for the remainder of fiscal 2008.

Ron Hietala, President of Triangle’s operating subsidiaries, added “Our focus for the balance of fiscal 2008 will be on our Eastern Canada shale gas project, our Fayetteville shale gas project and our Rocky Mountain oil project. We are particularly excited about our Nova Scotia drilling program that is currently underway as it is our first owner-operated shale gas initiative. We believe this area has significant upside potential for us and are pleased to utilize the expertise and contacts we have developed in our other U.S. shale gas projects.”

Management Changes

Triangle also announced that Troy Wagner, the Company’s Chief Operating Officer will be leaving the Company effective September 28, 2007 to assume leadership of a private oil and gas company in Argentina. Triangle has engaged an executive search firm to immediately begin the process of interviewing candidates for the position.

Mr. Gustafson remarked, “We are very disappointed that Troy will be leaving us but wish him and his family well in the exciting new position he is assuming in South America. Troy has contributed significantly to developing and executing Triangle’s exploration programs.”

Conference Call Information

Triangle has scheduled a conference call to review fiscal second quarter 2008 results today at 11:00 a.m. eastern time. To participate in the conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for all callers is 16529546.

The call will be available for replay beginning two hours after the call is completed through midnight of September 18, 2007. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 16529546.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on emerging Canadian shale gas projects, the Fayetteville shale gas project in Arkansas and select conventional oil projects in the Rocky Mountains. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Consolidated Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Accumulated from December 11, 2003 (Date of Inception) to July 31,	Three Months Ended July 31,	Three Months Ended July 31,	Six Months Ended July 31,	Six Months Ended July 31,
	2007	2007	2006	2007	2006
	$	$	$	$	$

Revenue	295,283	144,297	-	240,941	-

Operating Expenses

Oil and gas production	121,517	91,154	-	121,517	-
Depletion, depreciation and accretion	247,418	135,721	-	211,189	-
Depreciation - property and equipment	52,858	14,834	6,458	21,614	12,238
General and administrative	15,989,936	1,495,159	2,464,697	3,723,647	4,614,124
Impairment loss on oil and gas properties	6,190,615	3,891,403	44,937	3,891,403	44,937

Total Operating Expenses	22,602,344	5,628,271	2,516,092	7,969,370	4,671,299

Net Loss from Operations	(22,307,061)	(5,483,974)	(2,516,092)	(7,728,429)	(4,671,299)

Other Income (Expense)

Accretion of discounts on convertible debentures	(12,662,402)	(1,205,915)	(1,700,194)	(2,653,409)	(3,752,068)
Amortization of debt issue costs	(695,000)	(113,645)	(94,098)	(231,353)	(176,389)
Interest expense	(2,784,736)	(306,396)	(442,258)	(688,747)	(838,889)
Interest income	944,425	203,243	170,030	395,666	278,756

Total Other Income (Expense)	(15,197,713)	(1,422,713)	(2,066,520)	(3,177,843)	(4,488,590)

Net Loss Before Discontinued Operations	(37,504,774)	(6,906,687)	(4,582,612)	(10,906,272)	(9,159,889)

Discontinued Operations	(32,471)	-	-	-	-

Net Loss for the Period	(37,537,245)	(6,906,687)	(4,582,612)	(10,906,272)	(9,159,889)

Net Loss Per Share

Basic and Diluted		(0.21)	(0.23)	(0.30)	(0.47)

Weighted Average Number of Shares Outstanding		33,344,000	20,013,000	36,019,000	19,487,000

Triangle Petroleum Corporation
(An Exploration Stage Company)
Consolidated Balance Sheets
(Expressed in U.S. dollars)

	July 31, 2007 $	January 31, 2007 $
	(Unaudited)

ASSETS

Current Assets

Cash and cash equivalents	17,287,642	5,798,982
Prepaid expenses (Note 3)	280,916	2,519,009
Other receivables	845,120	344,342

Total Current Assets	18,413,678	8,662,333

Debt Issue Costs, net	685,000	916,353

Property and Equipment (Note 4)	77,153	67,091

Oil and Gas Properties (Note 5)	24,364,524	21,101,495

Total Assets	43,540,355	30,747,272

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	1,317,348	4,199,961
Accrued interest on convertible debt	2,156,677	2,095,989
Accrued liabilities (Note 6)	2,688,264	466,112
Convertible debentures, current portion (Note 8(a))	-	2,234,374

Total Current Liabilities	6,162,289	8,996,436

Asset Retirement Obligations (Note 7)	275,014	90,913

Convertible Debentures, less unamortized discount of $6,034,655 and $8,688,063 (Note 8)	14,465,345	15,077,563

Total Liabilities	20,902,648	24,164,912

Contingencies and Commitments (Notes 1 and 13)
Subsequent Event (Note 15)

Stockholders’ Equity

Common Stock (Note 10) Authorized: 100,000,000 shares, par value $0.00001 Issued: 37,113,602 shares (January 31, 2007 - 22,475,866 shares)	371	225

Additional Paid-In Capital	60,174,581	33,213,108

Deficit Accumulated During the Exploration Stage	(37,537,245)	(26,630,973)

Total Stockholders’ Equity	22,637,707	6,582,360

Total Liabilities and Stockholders’ Equity	43,540,335	30,747,272